                                  EXHIBIT 11

             AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
           For the three and six months ended June 30, 1996 and 1995
                   (In thousands, except per share amounts)

                                                  Three Months Ended    Six Months Ended
                                                       June 30              June 30
                                                  ------------------    ----------------
                                                    1996      1995        1996    1995
                                                  ------------------    ----------------
Average shares outstanding......................   20,801    20,719     20,792    20,704
Net additional common equivalent shares.........      202       507        202       423
                                                   ------    ------     ------    ------
Average number of common and common equivalent
  shares outstanding............................   21,003    21,226     20,994    21,127
                                                   ======    ======     ======    ======
Net income for per share computation............   $4,376    $2,382     $9,085    $6,196
                                                   ======    ======     ======    ======
Net income per average common and common
   equivalent share outstanding (1).............   $ 0.21    $ 0.11     $ 0.43    $ 0.29
                                                   ======    ======     ======    ======

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(1)  This calculation is submitted pursuant to Regulation S-K item 601(b)(11)
     although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it will result in dilution of less than 3 percent.